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                          GENERAL PURCHASE AGREEMENT
                                     FOR
                           DOBSON CELLULAR SYSTEMS
                                     AND
                           LUCENT TECHNOLOGIES INC.,



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                              TABLE OF CONTENTS
             GENERAL AGREEMENT FOR PURCHASE OF CELLULAR SYSTEMS

GENERAL PROVISIONS                                                          PAGE

1. ARTICLE I GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT                1

   1.1  HEADINGS AND DEFINITIONS:                                             1

   1.2  TERM OF AGREEMENT:                                                    4

   1.3  SCOPE:                                                                4

   1.4  PURCHASE OF INITIAL SYSTEM:                                           4

   1.5  ADDITIONS TO AN INITIAL SYSTEM:                                       5

   1.6  PLANNING INFORMATION:                                                 5

   1.7  ORDERS:                                                               5

   1.8  ORDER ACCEPTANCE:                                                     5

   1.9  CHANGES IN CUSTOMER'S ORDERS:                                         6

   1.10 PRICES:                                                               6
      1.10.1  CONTRACT CONDITIONS:                                            7
      1.10.2  CONTRACT INCENTIVES:                                            7
      1.10.3  PARTNERSHIP GROWTH PAYMENT:                                     8
      1.10.4  ANNUAL FEE PREPAYMENT:                                          8
      1.10.5  OPTIONAL FEATURES PREPAYMENT:                                   8
      1.10.6  DISCOUNT STRUCTURE:                                             8
      1.10.7  EXCLUSIONS:                                                     9

   1.11 INVOICES AND TERMS OF PAYMENT                                         9

   1.12 DELIVERY AND INSTALLATION SCHEDULE:                                   9

   1.13 TRANSPORTATION:                                                      10

   1.14 PACKING, MARKING, AND SHIPPING:                                      10

   1.15 TITLE AND RISK OF LOSS:                                              10

   1.16 COMPLIANCE WITH LAWS:                                                11

   1.17 TAXES:                                                               11

   1.18 TRAINING:                                                            11


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   1.19 TERMINATION FOR CONVENIENCE:                                         11

   1.20 CANCELLATION FOR BREACH:                                             12

   1.21 PATENTS, TRADEMARKS AND COPYRIGHTS:                                  12

   1.22 USE OF INFORMATION:                                                  13

   1.23 NOTICES:                                                             14

   1.24 RIGHT OF ACCESS:                                                     14

   1.25 INDEPENDENT CONTRACTOR:                                              14

   1.26 CUSTOMER'S REMEDIES:                                                 15

   1.27 FORCE MAJEURE:                                                       15

   1.28 ASSIGNMENT:                                                          15

   1.29 PUBLICITY:                                                           16

   1.30 APPLICABLE LAW:                                                      16

   1.31 SURVIVAL OF OBLIGATIONS:                                             16

   1.32 SEVERABILITY:                                                        16

   1.33 NON-WAIVER:                                                          16

   1.34 CUSTOMER RESPONSIBILITY                                              17

   1.35 PUBLICATION OF AGREEMENT                                             17

   1.36 ARBITRATION:                                                         17

2. ARTICLE II PROVISIONS APPLICABLE TO ORDERING OF PRODUCTS                  17

   2.1  GENERAL:                                                             18

   2.2  PRODUCT AVAILABILITY:                                                18

   2.3  DOCUMENTATION:                                                       18

   2.4  PRODUCT COMPLIANCES:                                                 18

   2.5  PRODUCT CHANGES:                                                     18

   2.6  CONTINUING PRODUCT SUPPORT - PARTS AND SERVICES:                     19

   2.7  SPECIFICATIONS:                                                      19

   2.8  CUSTOMER TECHNICAL SUPPORT:                                          19

   2.9  PRODUCT WARRANTY:                                                    20


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3. ARTICLE III PROVISIONS APPLICABLE TO THE LICENSING OF SOFTWARE            22

   3.1  GENERAL:                                                             22

   3.2  LICENSE:                                                             22

   3.3  TITLE, RESTRICTIONS AND CONFIDENTIALITY:                             23

   3.4  CHANGES IN LICENSED MATERIALS:                                       23

   3.5  MODIFICATIONS TO SOFTWARE:                                           24

   3.6  MODIFICATION BY CUSTOMER:                                            24

   3.7  RELATED DOCUMENTATION:                                               24

   3.8  SOFTWARE WARRANTY:                                                   24

   3.9  CANCELLATION OF LICENSE:                                             25

   3.10 TAXES APPLICABLE TO SOFTWARE:                                        26

4. ARTICLE IV PROVISIONS APPLICABLE TO ENGINEERING,INSTALLATION, AND
   OTHER SERVICES                                                            26

   4.1  GENERAL:                                                             26

   4.2  ACCEPTANCE OF INSTALLATION:                                          26

   4.3  CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON
        CUSTOMER'S SITE:                                                     27
        4.3.1 ITEMS PROVIDED BY CUSTOMER                                     27
        4.3.2 ITEMS TO BE FURNISHED BY SELLER                                29

   4.4  WORK DONE BY OTHERS:                                                 30

   4.5  SERVICES WARRANTIES:                                                 31

5. ARTICLE V ENTIRE AGREEMENT AND EXECUTION                                  31

   5.1  ENTIRE AGREEMENT:                                                    31

ATTACHMENT A - DESCRIPTION/PRICING FOR INITIAL SYSTEM

ATTACHMENT B - DESCRIPTION/PRICING FOR MODEL CELL SITE

ATTACHMENT C - CA4 SYSTEM DEFINITION


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              GENERAL AGREEMENT FOR PURCHASE OF CELLULAR SYSTEMS


This is an agreement between Lucent Technologies Inc. (Seller), a Delaware corporation having an office at 583 King George Road, Warren, New Jersey 07059 and Dobson Cellular Systems (Customer), an Oklahoma corporation having an office at 12439 N. Broadway, Extension 100, Oklahoma City, Oklahoma 73114.

       1. ARTICLE I GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT

1.1  HEADINGS AND DEFINITIONS:

     All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause. For the purpose of this Agreement, the following definitions will apply:

     "Advertising" means all advertising, sales promotion, press releases, and other publicity matters relating to performance under this Agreement;

     "Affiliate" of a corporation means its Subsidiaries, any company of which it is a Subsidiary, and other Subsidiaries of such company. For purposes of this Agreement, the meaning of "Affiliate" shall not include any company or subsidiary which is a manufacturer of telecommunication products in direct competition with Seller;

     "Cell Site Equipment" shall mean Control Equipment, Radio Equipment and Filter Equipment contained within a cell site;

     "Customer Price List" means Seller's published "Network Wireless Systems Price Reference Guide" or other price notification releases furnished by Seller for the purpose of communicating Seller's prices or pricing related information to Customer; however, this does not include firm price quotations;

     "Designated Processor" means the Product for which the licenses to use Licensed Materials are initially granted;

     "Firmware" means a combination of (i) hardware and (ii) Software represented by a pattern of bits contained in such hardware;

     "Form" means physical shape;


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     "Fit" means physical size or mounting arrangement (e.g., electrical or mechanical connections);

     "Franchise Area" means an area for which the Federal Communications Commission has granted a permit to construct a cellular mobile telecommunications system;

     "Function" means product features;

     "Force Majeure" means fires, strikes, riots, embargoes, explosions, earthquakes, floods, wars, water, the elements, labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond a party's control whether or not similar to the foregoing;

     "Hazardous Material" means material designated as a "hazardous chemical substance or mixture" by the Administrator, pursuant to Section 6 of the Toxic Substance Control Act, a "hazardous material" as defined in the Hazardous Materials Transportation Act (49 U.S.C. 1801, et seq.), or a "hazardous substance" as defined in the Occupational Safety and Health Act Hazard Communication Standard (29 CFR 1910.1200);

     "In Revenue Service" means use of a Product or any part thereof for commercial service, whether or not revenue is actually being generated;

     "Information" means all documentation and technical and business information in whatever form recorded, which a party may furnish under, or has furnished in contemplation of, this Agreement;

     "Initial Operations Date" means, as to an Initial System, the agreed upon date by which Seller shall complete its delivery and installation of such system;

     "Initial System" means the cellular mobile telephone system consisting of a MSC and cell sites described in Attachment A or in any other order accepted under this Agreement, as the context requires;

     "Licensed Materials" means the Software and Related Documentation for which licenses are granted by Seller under this Agreement; no Source Code versions of Software are included in Licensed Materials;

     "MSC" means a mobile switching center and usually consists of an ECP, IMS and at least one (1) DCS;

     "Product" means systems, equipment, and parts thereof, other than Turnkey Items, but the term does not mean Software whether or not such Software is part of Firmware;

     "Product Manufacturing Information" means manufacturing drawings and specifications of raw materials and components, including part manufacturing drawings and specifications covering special tooling and the operation thereof, and a detailed list of all commercially


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     available parts and components purchased by Seller on the open market disclosing the part number, name and location of the supplier, and price lists;

     "Related Documentation" means materials useful in connection with Software, such as, but not limited to, flow charts, logic diagrams, program descriptions, and specifications. No Source Code versions of Software are included in Related Documentation;

     "Repair Parts' means new, remanufactured, reconditioned, refurbished, or functionally equivalent parts for the maintenance, replacement, and repair of Products sold pursuant to this Agreement;

     "Seller's Manufactured Product" means a Product manufactured by Seller or purchased by it pursuant to its procurement specifications (e.g., KS or AT);

     "Services" means the performance of work for the Customer and includes but is not limited to: (1) engineering Services such as preparation of equipment specifications, preparation and updating of office records, and preparation of a summary of material not specifically itemized in the Order; (2) installation Services such as installation, equipment removal, and cable mining; and (3) other Services such as maintenance and repair. Services do not include Turnkey Services;

     "Software" means a computer program consisting of a set of logical instructions and tables of information which guide the functioning of a processor; such program may be contained in any medium whatsoever, including hardware containing a pattern of bits representing such program, but the term "Software" does not mean or include such medium;

     "Source Code" means any version of Software incorporating high-level or assembly language that generally is not directly executable by a processor. Except as may be expressly provided, this Agreement does not require Seller to furnish any Source Code;

     "Start Date" means, as to an Initial System, the date upon which Seller has received Customer's written notice that Customer has performed all Customer responsibilities and furnished all necessary items required prior to Seller's commencement of installation of the MSC for the system;

     "Subsidiary" of a company means a corporation the majority of whose shares or other securities entitled to vote for election of directors is now or hereafter owned or controlled by such company either directly or indirectly; but any such corporation shall be deemed to be a Subsidiary of such company only as long as such ownership or control exists;

     "Territory" means the 50 states of the United States plus the District of Columbia;

     "Turnkey Item" means a good or product or a partial assembly of goods or products furnished and, perhaps, installed by Seller as part of a Turnkey Service but not furnished by Seller pursuant to this Agreement. A Turnkey Item is not a Vendor Item or a Product as described in this Agreement;


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     "Turnkey Services" means items and activities normally the responsibility of the Customer under this Agreement, which may include, but shall not be limited to, project management, field coordination, construction and system testing. Turnkey Services do not include, and are separate from, Seller's normal engineering and installation Services;

     "Use" with respect to Licensed Materials means loading the Licensed Materials, or any portion thereof, into a processor for execution of the instructions and tables contained in such Licensed Materials;

     "Vendor Item" means a Product or partial assembly of Products furnished by Seller but neither manufactured by Seller nor purchased by Seller pursuant to its procurement specifications. A Vendor Item is not a Turnkey Item; and

     "Warranty Period" means the period of time listed in the respective WARRANTY clauses which, unless otherwise stated, commences on the date of shipment, or if installed by Seller on acceptance by Customer or thirty (30) days from the date Seller submits its notice of completion of its installation whichever is sooner, and for Services, commences on the date the Service is completed.

1.2  TERM OF AGREEMENT:

     This Agreement shall be effective on the date of execution by the last of the parties to execute this document and, except as otherwise provided herein, shall continue in effect for a period of four (4) years. The modification or termination of this Agreement shall not affect the rights or obligations of either party under any order accepted by Seller before the effective date of the modification or termination.

1.3  SCOPE:

     The terms and conditions of this Agreement shall apply to all transactions in which Seller furnishes AUTOPLEX-Registered Trademark- System 1000 Cellular Products, Licensed Materials, or Services to Customer for Customer's own use, and not for resale. Turnkey Services to be performed by Seller, if any, and/or Turnkey Items to be obtained by Seller for Customer, if any, shall be subject to separate agreement of the parties. To the extent that any terms and conditions in any other Article of the Agreement conflict with the provisions of this Article I, such terms and conditions supersede such conflicting provisions of this Article I.

1.4  PURCHASE OF INITIAL SYSTEM:

     Seller agrees to engineer, furnish and install and Customer agrees to purchase an AUTOPLEX System 1000 Cellular Mobile Telephone System (the "Initial System") in accordance with the terms and conditions contained in this Agreement. The Initial System will consist, as


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required, two (2) 5ESS Switches (1 DCS Switch and 1 CDX Switch), one (1)
Access Manager and sixty (60) cell sites as set forth in Attachment A to this Agreement. The Initial System may be modified prior to acceptance by Customer by written agreement of Customer and Seller.

     Subject to Seller's concurrence regarding any proposed modifications to the Initial System, this Agreement shall be considered the order for the Initial System and shall, subject to the terms of this Agreement, be deemed accepted as of the execution of this Agreement.

1.5  ADDITIONS TO AN INITIAL SYSTEM:

     The parties contemplate that Customer will wish to obtain additional Products, Licensed Materials and Services to expand the coverage of or add features to an Initial System. Orders for such additional items received by Seller during the term of this Agreement shall be received and accepted subject to the terms and conditions hereof.

1.6  PLANNING INFORMATION:

     Upon Seller's request, and to the extent feasible, Customer will provide to Seller non-binding forecasts of Customer's annual Product, Licensed Materials, and Services needs. Such forecasts will be provided on a schedule to be agreed upon. In addition, where preliminary order information is required, Customer shall provide such information to Seller within an agreed upon time prior to the date the order is to be placed.

1.7  ORDERS:

     All orders submitted by Customer shall be deemed to incorporate and be subject to the terms and conditions of this Agreement unless otherwise agreed in writing.

     All orders, including electronic orders, shall contain the information necessary for Seller to fulfill the order.

     All schedules and requested dates are subject to Seller's concurrence.

     No provision or data on any order or contained in any documents attached to or referenced in any order, any subordinate document (such as shipping releases), shall be binding, except data necessary for Seller to fill the order. All such other data and provisions are hereby rejected. Electronic orders shall be binding on Customer notwithstanding the absence of a signature.


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1.8  ORDER ACCEPTANCE:

     All orders are subject to acceptance by Seller. Seller shall acknowledge the date of order receipt either in writing or electronic data interface format. The acknowledged date of order receipt is the price effective date for purposes of this Agreement.

     Orders submitted for Products, Licensed Materials, or Services in accordance with the terms and conditions of this Agreement shall be deemed accepted by Seller in accordance with the following:

(a) If listed in a Customer Price List with price and scheduled interval, upon receipt unless Seller notifies Customer to the contrary within ten
     (10) days of order receipt;

(b) If listed in a Customer Price List with price and nominal interval (as indicated in the Customer Price List), upon receipt unless Seller notifies Customer to the contrary within twenty-one (21) days of order receipt;

(c) If the order is for Products, Licensed Materials or Services not listed in a Customer Price List or requires engineering, upon receipt unless Seller notifies Customer to the contrary within forty-two (42) days of order receipt.

     If Customer submits an order requesting a delivery or completion interval less than the interval listed in the applicable Customer Price List, Seller will accept such order only for its standard interval. Seller will, however, attempt to meet Customer's requested interval and provide confirmation or denial of the requested shortened interval within twenty-one
(21) days. Additional charges may be applicable.

     Seller reserves the right to place any order on hold, delay shipment, and/or reject an order due to, but not limited to, insufficient credit limits. If orders are subject to third party financing, Products and Licensed Materials will not ship until the Finance Closure Agreement is signed by both parties and any associated documents are completed. All orders are subject to acceptance by Seller.

     While it is Seller's objective to provide Customer with an acknowledgment of each order received, it is Customer's responsibility to advise Seller of any missing or late notifications to insure that the order has not been lost. No order is to be considered "accepted" by Seller unless its receipt has been acknowledged.

1.9  CHANGES IN CUSTOMER'S ORDERS:

     Changes made by Customer to an accepted order shall be treated as a separate order unless the parties expressly agree otherwise. If any such change affects Seller's ability to meet its obligations under the original order, any price, shipment date, or completion date quoted by Seller with respect to such original order is subject to change.


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1.10 PRICES:

     Prices, fees, and charges (hereinafter "prices") shall be as set forth in Seller's Customer Price Lists, firm price quotations, specific agreements, or other prices submitted by Seller to Customer. Pricing and Description for the Initial System is set forth in Attachment A to this Agreement.

     In those cases where the price is to be determined from a Customer Price List, the applicable Customer Price List shall be the issue which is in effect on the date of Seller's receipt of the order provided that the requested shipment or service-commencement date is in accordance with Seller's published shipping or planning interval or thirty (30) days from the date of order receipt, whichever is longer. Prices for Products, Licensed Materials or services to be shipped or performed beyond such period will be established by determining an effective order-entry date (the date required for order entry by Seller in accordance with Customer's requested date) and applying the price from the applicable Customer Price List as of that date.

     In those cases where the price is not to be determined from a Customer Price List, a firm price quotation, or specific agreement, the applicable price will be Seller's price in effect on the date of Seller's receipt of the order and such price will be communicated to Customer as soon as practicable thereafter.

     Seller may amend its prices, other than those subject to firm price quotations or other agreements between the parties.

     Notwithstanding the foregoing, if Seller is delayed from completion of an order due to any change requested by Customer or as a result of Customer's delay in furnishing information or in performing its obligations, any price agreed to by Seller is subject to change.

1.10.1 CONTRACT CONDITIONS:

     Attachment A pricing is based upon the following contract conditions:

VOLUME: A minimum purchase commitment of three-hundred (300) total cell sites and a minimum annual purchase of 60 cells. These cell sites must be equal to or greater in value than the model described in Attachment B.

DOLLARS: A minimum purchase commitment of $81,000,000 during the term of this agreement.

EXCLUSIVITY: Lucent is Customer's exclusive vendor in Texas (except TX 2 ), Arkansas, Arizona, California, and New Mexico.

OWNERSHIP RIGHTS: Lucent is granted the option to take ownership, or to transfer such ownership rights, of any equipment being replaced in these markets.

1.10.2 CONTRACT INCENTIVES:

     The following are the incentives Lucent will be providing the Customer during the term of this Agreement:


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INITIAL SYSTEM SIGNING BONUS: A $29,008,524 signing bonus will be applied to the Initial System as described in Attachment A Lucent reserves the right to distribute this incentive over the products and services comprising the Initial System.

CALIFORNIA 4 RSA (CA4): Lucent will provide at no charge the software and the hardware for CA4 as defined in Attachment C. Equipment (Software/Hardware) purchased beyond the CA4 system as defined in Attachment C will be subject to the standard customer discount structure as detailed in Section 1.10.7. All Engineering and Installation costs for the CA4 system will be Customer's responsibility.

CELL SITE CREDIT: For cell sites 141-300, that are equal to or greater in value than the model described in Attachment B, a $109,10 credit will be applied. Only cell sites equal to or greater in value than the model described in Attachment B count toward the initial 140 sites.

1.10.3  PARTNERSHIP GROWTH PAYMENT:

     Customer is responsible for an annual Partnership Growth Payment. The first annual payment is due September 10, 1999 with subsequent annual payments due on September 10, 2000 and September 10, 2001. The Partnership Growth Payment is comprised of three components: 1) a fixed payment of $700,000 per year, 2) a $50,000 per year per Access Manager payment, and 3) a $6 per subscriber per year payment. The quantity of Access Managers and subscribers will be determined by the quantity of each that are activated as of September 1 of the year the payment is due.

1.10.4  ANNUAL FEE PREPAYMENT:

     The Customer agrees to pre-pay as part of the Initial System the annual software maintenance fees associated with the Access Managers, 5ESSs, and cell sites associated with all years of this contract. This one time pre-payment is reflected as $5,471,000 in Attachment A.

1.10.5  OPTIONAL FEATURES PREPAYMENT:

     The Customer agrees to a one time pre-pay as part of the Initial System the optional feature charges for two Access Managers and related cells. This pre-payment is reflected as $8,000,000 in Attachment A and provides Customer access to all Access Manager and cell site optional features available at the time the two Access Managers are individually accepted by the Customer.

1.10.6  DISCOUNT STRUCTURE:

     The following discount structure is applied for the term of this agreement:

HARDWARE/SOFTWARE                                DISCOUNT
5ESS Hardware/Software-New                          66%
5ESS Hardware/Software-Growth                       20%
Access Manager-Hardware                             10%
Cell Site Hardware (inc TDMA and CDMA)              40%
Optional Features                                   20%
Initial Cell Software                               20%

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Annual Fees                                         20%

1.10.7  EXCLUSIONS:

     Unless expressly stated in writing, Seller's prices are exclusive of the following charges:

     - Turnkey services such as RF engineering, site acquisition, and construction management.

     - Taxes, Transportation, Hauling, Hoisting, and Warehousing.

     - Engineering Site Visits (if required).

     - Power/battery plants, additions, growth and/or replacement.

     - Transmission/networking equipment additions, growth, and/or replacement.

     - Antennas/tower additions, growth, or modifications.

     - Building modifications/construction.

     - Any other items not specifically quoted above.

1.11  INVOICES AND TERMS OF PAYMENT

     Products and Licensed Materials (including transportation charges and taxes, if applicable) will be billed by Seller when shipped, or as soon thereafter as practicable. Engineering will be billed upon main shipment of Products. Installation will be billed as performed or as soon thereafter as practical. Customer shall pay such invoiced amounts, less any disputed items, for receipt by Lucent within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge at the rate of one and one-half percent (1-1/2%) per month, or portion thereof, of the amount due (but not to exceed the maximum lawful rate). Any disputed items which Seller determines are not valid are due for payment based upon the original invoice date and will be subject to a retroactive late payment charge based upon the original invoice date. Customer agrees to pay Seller's reasonable attorneys fees and other costs incurred by Seller in collection of any amounts invoiced hereunder. Customer shall notify Seller of any disputed invoice amounts within thirty (30) days from the date of the invoice. Seller may apply any credit which remains outstanding in favor of Customer to the oldest undisputed invoice which remains in Customer's portfolio.

1.12  DELIVERY AND INSTALLATION SCHEDULE:

     Customer shall notify Seller that the MSC site and/or cell sites for the Initial System described in Attachment A are ready for installation and that Customer's responsibilities referred to in Article IV relating to such sites have been performed or furnished. Seller shall have access to such sites on and from the date of Seller's receipt of such notification.

     Seller agrees that it will install all of the parts of the Initial System and submit notices of completion to Customer on or before the Initial Operations Date, which, unless extended as provided in this Agreement or by mutual consent of the parties.

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1.13  TRANSPORTATION:

     Seller's prices for Products and Licensed Materials do not include freight charges or related transportation Services or charges therefor, unless expressly stated in writing by Seller to the contrary. Seller, in accordance with its normal practices, will arrange for transportation for such items, will prepay transportation, if appropriate, and invoice transportation charges.

     If Customer elects to route Products and/or Licensed Materials or to arrange for transportation, Seller will provide related services subject to a separate fee.

     Premium transportation will only be used with Customer's concurrence.

1.14  PACKING, MARKING, AND SHIPPING:

     Seller shall, at no additional charge, pack and mark shipping containers in accordance with its standard practices for domestic shipments. Where in order to meet Customer's requests, Seller packs and/or is required to mark shipping cartons in accordance with Customer's specifications, Seller shall invoice Customer additional charges for such packing and/or marking.

     Seller shall:

(a) Enclose a packing memorandum with each shipment and, if the shipment contains more than one package, identify the package containing the memorandum; and

(b) Mark Products as practicable for identification in accordance with Seller's marking specifications (e.g., model/serial number and month and year of manufacture).

     Partial shipments under an order may be made by Seller and separately invoiced.

1.15  TITLE AND RISK OF LOSS:

     Title (except as provided in the clause USE OF INFORMATION and in Article
III) and risk of loss to a Product, Licensed Material, or other item furnished to Customer under this Agreement shall pass to Customer upon delivery to the final destination established by Customer's order for the item or other agreement of the parties. Delivery of an item to its final destination by Seller shall be deemed complete at such time as all transportation, interim warehousing, hauling and hoisting required to be performed by Seller or its agents under the order for the item have been completed. Notwithstanding the above, if sooner, title and risk of loss to the item shall pass to Customer at the point at which Seller or Seller's supplier or agent turns over possession of the item to Customer, Customer's employee, Customer's designated carrier, warehouser or hoister, or other Customer's agent. For the purposes of this clause, receipt of an item by a carrier arranged for by Seller in performance of a Turnkey Service provided under separate agreement of the parties shall be deemed receipt by Customer's designated carrier.

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     Customer shall notify Seller promptly of any claim with respect to loss which occurs while Seller has the risk of loss and shall cooperate in every reasonable way to facilitate the settlement of any claim.

     Nothing herein shall, during the period Seller has the risk of loss to an item, relieve Customer of responsibility for loss to the item resulting from the acts or omissions of Customer, Customer's employees or Customer's agents.

1.16  COMPLIANCE WITH LAWS:

     Performance under this Agreement shall be subject to all applicable laws, orders, and regulations of federal, state, and local governmental entities.

1.17  TAXES:

     Customer shall be liable for and shall reimburse Seller for all taxes and related charges, however designated, (excluding taxes on Seller's net income) imposed upon or arising from the provision of Services, or the transfer, sale, license, or use of Products, Licensed Materials, or other items provided by Seller. Taxes reimbursable under this paragraph shall be separately listed on the invoice.

     Seller shall not collect the otherwise applicable tax if the front of the order indicates that the purchase is exempt from Seller's collection of such tax and a valid tax exemption certificate is furnished by Customer to Seller.

1.18  TRAINING:

     Seller will make available Seller's standard training for Customer's personnel in the planning for, operation and maintenance of Products and Software furnished hereunder in accordance with Seller's published prices at Seller's training locations or as mutually agreed.

1.19  TERMINATION FOR CONVENIENCE:

     Customer may, upon written notice to Seller, terminate any order or portion thereof, except with respect (i) to any order for an Initial System, or (ii) to Products or Licensed Materials that have already been shipped and Services that have already been performed.

     For those Products and Licensed Materials not shipped but considered stock items, Customer agrees that it will pay Seller an order fee equal to fifteen percent (15%) of the price or licensee fee for such items.

                    Lucent Technologies Inc. Proprietary

     For those Products and Licensed Materials not shipped and considered customized or non-stock items, Customer agrees to pay a fee based upon Seller's incurred expenses (after adjustment for recoveries and/or salvage value, if any), including associated general and administrative expenses plus a reasonable profit.

     For Services in process, Customer agrees to pay for all Services rendered to date, plus Seller's incurred expenses, including a reasonable profit, for those Services ordered by Customer and subsequently terminated.

     Customer may issue "holds" on orders or suspend performance under this Agreement, in whole or in part, with Seller's prior written consent and upon terms that will compensate Seller for any loss, damages, or expenses.

1.20  CANCELLATION FOR BREACH:

     In the event Seller or Customer is in material breach or default of this Agreement or any order placed hereunder and such breach or default continues for a period of forty-five (45) days after the receipt of written notice (and such additional time as may be agreed upon by the parties), then Seller or Customer shall have the right to cancel that part of any order affected by the breach or default without any charge, obligation or liability, except for those items already fully discharged. Both parties shall cooperate in every reasonable way to facilitate the remedy of a breach or default hereunder within such forty-five (45) day period.

1.21  PATENTS, TRADEMARKS AND COPYRIGHTS:

     In the event of any claim, action, proceeding or suit by a third party against Customer alleging an infringement of any United States patent, United States copyright, or United States trademark, or a violation in the United States of any trade secret or proprietary rights by reason of the use, in accordance with Seller's or other applicable specifications, of any Product or Licensed Material furnished by Seller to Customer under this Agreement, Seller, at its expense, will defend, indemnify and hold Customer harmless, subject to the conditions and exceptions stated below. Seller will reimburse Customer for any cost, expense or attorney's fee, incurred at Seller's written request or authorization, and will indemnify Customer against any liability assessed against Customer by final judgment on account of such infringement or violation arising out of such use.

     If Customer's use shall be enjoined or in Seller's opinion is likely to be enjoined, Seller will, at its expense and at its option, either (1) replace the enjoined Product or Licensed Material furnished pursuant to this Agreement with a suitable substitute free of any infringement, (2) modify it so that it will be free of the infringement, or (3) procure for Customer a license or other right to use it. If none of the foregoing options is practical, Seller will remove the enjoined Product or Licensed Material and refund to Customer any amounts paid to Seller less a reasonable charge for any actual period of use by Customer.

     Customer shall give Seller prompt written notice of all such claims, actions, proceedings or suits alleging infringement or violation and Seller shall have full and complete authority to assume

                    Lucent Technologies Inc. Proprietary
the sole defense thereof, including appeals, and to settle same. Customer shall, upon Seller's request and at Seller's expense, furnish all information and assistance available to Customer and cooperate in every reasonable way to facilitate the defense and/or settlement of any such claim, action, proceeding or suit.

     No undertaking of Seller under this clause shall extend to any such alleged infringement or violation to the extent that it: (1) arises from adherence to design modifications, specifications, drawings, or written instructions which Seller is directed by Customer to follow, but only if such alleged infringement or violation does not reside in corresponding commercial Product or Licensed Material of Seller's design or selection; or (2) arises from adherence to instructions to apply Customer's trademark, trade name, or other company identification; or (3) resides in a Product or Licensed Material which is not of Seller's origin and which is furnished by Customer to Seller for use under this Agreement; or (4) relates to uses of Products or Licensed Materials provided by Seller in combinations with other Products or Licensed Materials, furnished either by Seller or others, which combination was not installed, recommended or otherwise approved by Seller. In the foregoing cases numbered (1) through (4), Customer will defend and save Seller harmless, subject to the same terms and conditions and exceptions stated above with respect to the Seller's rights and obligations under this clause.

     The liability of Seller and Customer with respect to any and all claims, actions, proceedings, or suits by third parties alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this clause.

1.22  USE OF INFORMATION:

     All Information which bears a legend or notice restricting its use, copying or dissemination, shall remain the property of the furnishing party. The furnishing party grants the receiving party the right to use such Information only as follows. Such Information (1) shall not be reproduced or copied, in whole or part, except for use as authorized in this Agreement; and
(2) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed. Moreover, when Seller is the receiving party, Seller shall use such Information only for the purpose of performing under this Agreement, and when Customer is the receiving party, Customer shall use such Information only (1) to order, (2) to evaluate Products, Licensed Materials or Services, or (3) to install, operate, and maintain the particular Products or Licensed Materials for which it was originally furnished. Unless the furnishing party consents in writing, such Information, except for that part, if any, which is known to the receiving party free of any confidential obligation, or which becomes generally known to the public through acts not attributable to the receiving party, shall be held in confidence by the receiving party. The receiving party may disclose such Information to other persons, upon the furnishing party's prior written authorization, but solely to perform acts which this clause expressly authorizes the receiving party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing party at its request) to the same conditions respecting use of Information contained in this clause and to any other reasonable conditions requested by the furnishing party.

                    Lucent Technologies Inc. Proprietary

     The term "Information" as used in this clause does not include Software (whether or not embodied in Firmware) or Related Documentation. The use of Software and Related Documentation is governed by Article III of this Agreement.

1.23  NOTICES:

     All notices under this Agreement shall be in writing (except where otherwise stated) and shall be addressed to the addresses set forth below or to such other address as either party may designate by notice pursuant hereto. Such notices shall be deemed to have been given when received.

     SELLER:
     Lucent Technologies Inc.
     4851 LBJ Freeway Suite 900
     Dallas, TX 75244
     Attn: Rick L. Madsen, Contract Manager

     CUSTOMER:
     Dobson Cellular Systems
     13439 N. Broadway, Extension 100
     Oklahoma City, Oklahoma 73114
     Attn: G. Edward Evans, President and Chief Operating Officer.

1.24  RIGHT OF ACCESS:

     Each party shall provide the other access to its facilities reasonably required in connection with the performance of the respective obligations under this Agreement. No charge shall be made for such access. Reasonable prior notification will be given when access is required. Neither party shall require releases of any personal rights in connection with visits to its premises.

1.25  INDEPENDENT CONTRACTOR:

     All work performed by one party under this Agreement shall be performed as an independent contractor and not as an agent of the other and no persons furnished by the performing party shall be considered the employees or agents of the other. The performing party shall be responsible for its employees' compliance with all laws, rules, and regulations while performing work under this Agreement.

                    Lucent Technologies Inc. Proprietary

1.2  6CUSTOMER'S REMEDIES:

(a) Customer's exclusive remedies and the entire liability of Seller and its affiliates and their employees and agents for any claim, loss, damage, or expense of Customer or any other entity arising out of this Agreement, or the use or performance of any Product, Licensed Material, or Service, whether in an action for or arising out of breach of contract, tort, including negligence indemnity, or strict liability shall be as follows:

     (1) For infringement--the remedy set forth in the "PATENTS, TRADEMARKS, AND COPYRIGHTS" clause;

     (2) For the performance of Products, Turnkey Items, Software, Services, and Turnkey Services or claims that they do not conform to a warranty--the remedy set forth in the applicable "WARRANTY" clause;

     (3) For tangible property damage and personal injury caused by Seller's negligence--the amount of direct damage;

     (4) For everything other than as set forth above--the amount of direct damages not to exceed $100,000 including awarded counsel fees and costs.

(b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND ITS AFFILIATES AND THEIR EMPLOYEE AND AGENTS SHALL NOT BE LIABLE FOR INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGE OR LOST PROFITS, REVENUES OR SAVINGS ARISING OUT OF THIS AGREEMENT, OR THE USE OR PERFORMANCE OF ANY PRODUCT, LICENSED MATERIALS, TURNKEY ITEMS, SERVICES OR TURNKEY SERVICES, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT, INCLUDING NEGLIGENCE, OR STRICT LIABILITY. THIS CLAUSE 1.26(b) SHALL SURVIVE FAILURE OF AN EXCLUSIVE OR LIMITED REMEDY.

(c) Customer shall give Seller prompt notice of any claim. Any action or proceeding against Seller must be brought within twenty-four (24) months after the cause of action accrues.

1.27  FORCE MAJEURE:

     Except with respect to Customer's obligation to make timely payments under this Agreement, neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by a Force Majeure. Nothing contained herein or elsewhere shall impose any obligation on either party to settle any labor difficulty.

1.28  ASSIGNMENT:

     Except as provided in this clause, neither party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this

                    Lucent Technologies Inc. Proprietary

Agreement, (an "assignment") without the other party's prior written consent. Any attempted assignment in contravention of this shall be void and ineffective. Nothing shall preclude a party from employing a subcontractor in carrying out its obligations under this Agreement. A party's use of such subcontractor shall not release the party from its obligations under this Agreement.

     Seller has the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement, in whole or in part, at any time and without Customer's consent, to any present or future Subsidiary of Seller, or to any combination of the foregoing. Such assignment or delegation shall release Seller from any further obligation or liability thereon. Seller shall give Customer prompt written notice of the assignment.

     For purposes of this clause, the term "Agreement" includes this Agreement, any subordinate contract placed under this Agreement and any order placed under such Agreement or subordinate contract.

1.29  PUBLICITY:

     Each party shall submit to the other proposed copy of all Advertising wherein the name, trademark, code, specification or service mark of the other party or its affiliates is mentioned; and neither party shall publish or use such Advertising without the other's prior written approval. Such approval shall be granted as promptly as possible (usually within ten (10) days), and may be withheld only for good cause.

1.30  APPLICABLE LAW:

     The construction and interpretation of, and the rights and obligations of the parties pursuant to this Agreement, shall be governed by the laws of the State of New York.

1.31  SURVIVAL OF OBLIGATIONS:

     The parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive such termination, cancellation, or expiration.

1.32  SEVERABILITY:

     If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the parties shall promptly negotiate a replacement provision.

                    Lucent Technologies Inc. Proprietary

1.33  NON-WAIVER:

     No waiver of the terms and conditions of this Agreement, or the failure of either party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

1.34  CUSTOMER RESPONSIBILITY

     Customer shall, at no charge to Seller, provide Seller with such electrical and environmental conditions, technical information, data, technical support, or assistance as may reasonably be required by Seller to fulfill its obligations under this Agreement, any subordinate agreement, or order. If Customer fails to provide the required conditions, information, data, support, or assistance, Seller shall be discharged from any such obligation.

1.35  PUBLICATION OF AGREEMENT

     The parties shall keep the provisions of this Agreement and any order submitted hereunder confidential except as reasonably necessary for performance hereunder and except to the extent disclosure may be required by applicable laws or regulations, in which latter case, the party required to make such disclosure shall promptly inform the other prior to such disclosure in sufficient time to enable such other party to make known any objections it may have to such disclosure. The disclosing party shall take all reasonable steps to secure a protective order or otherwise assure that the Agreement or order will be withheld from the public record.

1.36  ARBITRATION:

     If a dispute arises out of or relates to this Agreement, or its breach, the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty (30) days of the mediation or, in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act, and judgment on the award may be entered in any court having jurisdiction. The arbitrator may determine issues of arbitrability, but may not award punitive damages or limit, expand or otherwise modify the terms of this Agreement. The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

                    Lucent Technologies Inc. Proprietary

         2.  ARTICLE II PROVISIONS APPLICABLE TO ORDERING OF PRODUCTS

2.1  GENERAL:

     The provisions of this Article II shall be applicable to the purchase of Products from Seller. If Software is also to be licensed for use on a purchased Product, or if a Product is also to be engineered or installed by Seller, the provisions of Articles III and IV shall also be applicable.

2.2  PRODUCT AVAILABILITY:

     Seller shall notify Customer, usually at least one (1) year, before Seller discontinues accepting orders for a Seller's Manufactured Product sold under this Agreement. Where Seller offers a functionally equivalent Product for sale, the notification period may vary.

2.3  DOCUMENTATION:

     Seller shall furnish to Customer, at no additional charge, one copy of documentation for the Products provided hereunder sufficient to operate and maintain such Products. Such documentation will be that customarily provided by Seller to its Customers at no additional charge. Such documentation shall be provided prior to, with, or shortly after the shipment of the Products from Seller to Customer. Additional copies of the documentation are available at prices set forth in the Customer Price List.

2.4  PRODUCT COMPLIANCES:

     Seller represents that a Product furnished hereunder shall comply, to the extent required, with the requirements of Part 22 of the Federal Communication Commission's Rules and Regulations pertaining to cellular radio in effect upon delivery of such Product. In addition, Seller represents that a Product furnished hereunder shall comply, to the extent required, with the requirements of Subpart J of Part 15 of the Federal Communication Commission's Rule and Regulations in effect upon delivery of such Product, including those sections concerning the labeling of such Product and the suppression of radio frequency and electromagnetic radiation to specified levels. Seller makes no undertaking with respect to harmful interference caused by (i) installation, repair, modification or change of Products or Software by other than Seller;
(ii) Products being subjected to misuse, neglect, accident or abuse by other than Seller; (iii) Products or Software being used in a manner not in accordance with operating instructions or in a suitable installation environment or operations of other equipment in the frequency range reserved for Customer within the Franchise Area.

     Seller assumes no responsibility under this clause for items designated or supplied by Customer, including but not limited to antennas, power equipment and batteries. Type acceptance or certification of such items shall be the sole responsibility of Customer.

2.5  PRODUCT CHANGES:

     Prior to the shipment of a Product, Seller may at any time make changes in a Product furnished pursuant to this Agreement, or modify the drawings and published specifications relating

                    Lucent Technologies Inc. Proprietary
                                     18
thereto, or substitute Products of later design to fill an order, provided the changes, modifications, or substitutions under normal and proper use do not impact upon the Form, Fit, or Function of an ordered Product as identified in Seller's specifications.

2.6  CONTINUING PRODUCT SUPPORT - PARTS AND SERVICES:

     In addition to repairs provided for under Product Warranty, Seller offers repair Services and Repair Parts in accordance with Seller's repair and Repair Parts practices and terms and conditions then in effect, for Seller's Manufactured Products furnished pursuant to this Agreement. Such repair Services and Repair Parts shall be available while Seller is manufacturing or stocking such Products or Repair Parts, but in no event less than five (5) years after such Product's discontinued availability effective date. Seller may use either new, remanufactured, reconditioned, refurbished, or functionally equivalent Products or parts in the furnishing of repairs or replacements under this Agreement.

     If during the agreed to support period Seller is unable to provide Repair Part(s) and/or repair Service(s) and a functionally equivalent replacement has not been designated, Seller shall advise Customer, by written notice prior to such discontinuance to allow Customer to plan appropriately, and if Seller is unable to identify another source of supply for such Repair Part(s) and/or repair Service(s), Seller shall provide Customer, upon request, with non-exclusive licenses for Product Manufacturing Information to the extent Seller can grant such licenses, so that Customer will have sufficient information to have manufactured, or obtain such Service or parts from other sources. License terms, including charges, will be in accordance with Seller's licensing procedures then in effect.

2.7  SPECIFICATIONS:

     Upon request, Seller shall provide to Customer, at no charge, one (1) copy of Seller's available commercial specifications applicable to Products orderable hereunder. Additional copies are available at the applicable price therefor.

2.8  CUSTOMER TECHNICAL SUPPORT:

     Seller provides Customer Technical Support for the AUTOPLEX Cellular System through the Customer Technical Support Organization (CTSO). The CTSO is solely dedicated to the Seller's Cellular Product line. The CTSO provides diagnostic center support, performance measurement and system engineering services. Customer Technical Support is currently provided at no cost to the Customer. Special, unusual or customized services may be billable, depending upon the nature of the request.


                     Lucent Technologies Inc. Proprietary

2.9  PRODUCT WARRANTY:

(a)  Seller warrants to Customer only, that:

      (i) As of the date title to Products passes to Customer, Seller will have the right to sell, transfer, and assign such Products and the title conveyed by Seller shall be good;

     (ii) Upon shipment or, if installed by Seller, on acceptance by Customer or thirty (30) days from the date Seller submits its notice of completion of its installation, whichever is sooner, Seller's Manufactured Products will be free from defects in material and workmanship, and will conform to Seller's specification or any other agreed-upon specification referenced in the order for such Product; and

    (iii) With respect to Vendor Items, Seller, to the extent permitted, does hereby assign to Customer the warranties given to Seller by its vendor of such Vendor Items. Such assignment will be effective on the date of shipment of such Vendor Items. With respect to Vendor Items recommended by Seller in its specifications for which the vendor's warranty cannot be assigned to Customer, or if assigned, less than sixty (60) days remain of the vendor's warranty at the time of assignment, Seller warrants for sixty (60) days from the date of shipment or, if installed by Seller, on acceptance by Customer or thirty (30) days from the date Seller submits its notice of completion of its installation whichever is sooner, that such Vendor's Items will be free from defects in material and workmanship.

(b) The Warranty Periods listed below are applicable to Seller's Manufactured Products furnished pursuant to this Agreement, unless otherwise stated:

                                                                  Repaired or
                  Class of                           New          Replacement
                  Product                          Product*    Product or Part**
-----------------------------------------         ---------    -----------------
Cellular Radio Telecommunications Systems
 & Cell Sites                                     24 Months         6 Months
Transmission Systems
  -All Transmission Products in the
   "2000 Product Family"                          60 Months         6 Months
  -D4 Circuit Packs                               60 Months         6 Months
  -SLC Circuit Packs                              60 Months         6 Months
  -SLC Series 5 Plug-ins                          60 Months         6 Months
  -T1 Repeaters                                   60 Months         6 Months
  -DDM-1000 Circuit Packs                         60 Months         6 Months

                     Lucent Technologies Inc. Proprietary

  -Other Transmission Products                    24 Months         6 Months


  *  Refer to the SOFTWARE WARRANTY CLAUSE for associated Software warranties.

 ** The Warranty Period for a repaired Product or part thereof repaired under or for a replacement Product of Part thereof furnished in lieu of repair under this Warranty is the period listed or the un-expired term of the new Product Warranty Period, whichever is longer.

Notwithstanding anything in this Agreement to the contrary, Customer's use of any part of an Initial System In Revenue Service or to provide training or hands-on experience to Customer's personnel shall, if prior to Seller's notice of installation completion, commence the applicable warranty period; provided, however, this provision shall not apply to training provided by Seller nor to the extent that Customer's personnel merely familiarize themselves with the Initial System without actual operation of the Products.

(c) If, under normal and proper use during the applicable Warranty Period, a defect or nonconformity is identified in a Product furnished by Seller, and Customer notifies Seller in writing of such defect or nonconformity promptly after Customer discovers such defect or nonconformity and follows Seller's instructions regarding the return of the defective or nonconforming Product, Seller shall take the following action:

      (i) Seller, at its option, shall attempt first to repair or replace such Product without charge at its facility or, if not feasible, provide a refund or credit based on the original purchase price, and installation charges if installed by Seller. Customer must return the Product to Seller for repair and replacement, except as noted below.

     (ii) Where Seller has elected to repair or replace a Product which has been installed by Seller and Seller ascertains that the Product is not readily returnable by Customer, Seller will repair or replace the Product at Customer's site.

(d) If Seller has elected to repair or replace a defective Product, Customer is responsible for removing and reinstalling and, in addition, for on-site repair or replacement of cable and wire Products, Customer must make the Product accessible for repair or replacement, and is responsible to restore the site.

(e) Products returned for repair or replacement will be accepted by Seller only in accordance with its instructions and procedures for such returns. The transportation expense associated with returning such Product to Seller shall be borne by Customer. Seller shall pay the cost of transportation of the repaired or replacing Product to the destination designated by Customer within the Territory.

(f) Defective or nonconforming Products or parts which are replaced hereunder shall become Seller's property. Seller may use either new, remanufactured, reconditioned, refurbished, or functionally equivalent Products or parts in the furnishing of repairs or replacements under this Agreement.


                     Lucent Technologies Inc. Proprietary

(g) If Seller determines that a Product for which warranty Service is claimed is not defective or not nonconforming, Customer shall pay Seller's costs of handling, inspecting, testing, and transporting and, if applicable, traveling and related expenses.

(h) Seller makes no warranty with respect to defective conditions or nonconformities resulting from the following: Customer modifications, misuse, neglect, accident or abuse; improper wiring, repairing, splicing, alteration, installation, storage or maintenance; use in a manner not in accordance with Seller's or vendor's specifications, or operating instructions or failure of Customer to apply previously applicable Seller modifications and corrections. In addition, Seller makes no warranty with respect to Products which have had their serial numbers or months and year of manufacture removed, altered and with respect to expendable items, including, without limitation, fuses, light bulbs, motor brushes, and the like.

(i) THE FOREGOING PRODUCT WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO REPAIR, REPLACE, CREDIT OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.


         3.  ARTICLE III PROVISIONS APPLICABLE TO THE LICENSING OF SOFTWARE

3.1  GENERAL:

     The provisions of this Article apply to the granting of licenses pursuant to this Agreement by Seller to Customer for Licensed Materials.

3.2  LICENSE:

     Upon delivery of Licensed Materials, but subject to payment of all applicable license fees including, but not limited to, any continuing up-date fees, Seller grants to Customer a personal, nontransferable, and nonexclusive license pursuant to this Agreement to use Licensed Materials in the Territory with either the Designated Processor or temporarily on any comparable replacement, if the Designated Processor becomes inoperative, until the Designated Processor is restored to


                     Lucent Technologies Inc. Proprietary
operational status. Customer shall use Licensed Materials only for its own internal business operation.

     The license grants Customer no right to and Customer will not sublicense such Licensed Materials, or modify, decompile, or disassemble Software furnished as object code to generate corresponding Source Code.

3.3  TITLE, RESTRICTIONS AND CONFIDENTIALITY:

     All Licensed Materials (whether or not part of Firmware) furnished by Seller, and all copies thereof made by Customer, including translations, compilations, and partial copies are the property of Seller.

     Except for any part of such Licensed Materials which is or becomes generally known to the public through acts not attributable to Customer, Customer shall hold such Licensed Materials in confidence, and shall not, without Seller's prior written consent, disclose, provide, or otherwise make available, in whole or in part, any Licensed Materials to anyone, except to its employees having a need- to-know. Customer shall not copy Software embodied in Firmware. Customer shall not make any copies of any other Licensed Materials except as necessary in connection with the rights granted hereunder. Customer shall reproduce and include any Seller copyright and proprietary notice on all such necessary copies of the Licensed Materials. Customer shall also mark all media containing such copies with a warning that the Licensed Materials are subject to restrictions contained in an agreement between Seller and Customer and that such Licensed Materials are the property of Seller. Customer shall maintain records of the number and location of all copies of the Licensed Materials.

     Customer shall take appropriate action, by instruction, agreement, or otherwise, with the persons permitted access to the Licensed Materials so as to enable Customer to satisfy its obligations under this Agreement.

     When the Licensed Materials are no longer needed by Customer, or if Customer's license is canceled or terminated, Customer shall return all copies of such Licensed Materials to Seller or follow written disposition instructions provided by Seller.

3.4  CHANGES IN LICENSED MATERIALS:

     Prior to shipment, Seller may at any time modify the specifications relating to its Licensed Materials. Seller may substitute modified Licensed Materials to fill an order, provided the modifications, under normal and proper Use, do not materially adversely affect the Use, Function, or performance of the ordered Licensed Materials. Unless otherwise agreed, such substitution shall not result in any additional charges to Customer with respect to licenses for which Seller has quoted fees to Customer.


                     Lucent Technologies Inc. Proprietary

3.5  MODIFICATIONS TO SOFTWARE:

     Customer may request Seller to make changes to Seller's Software. Upon receipt of a document describing in detail the changes requested by Customer, Seller will respond in writing to Customer within ninety (90) days. If Seller agrees to undertake such modifications, the response shall quote a proposed delivery date and a fee for a license under such modified Software.

3.6  MODIFICATION BY CUSTOMER:

     Unless otherwise agreed, Customer is not granted any right to modify Software furnished by Seller under this Agreement.

3.7  RELATED DOCUMENTATION:

     Seller shall furnish to Customer, at no additional charge, one copy of the Related Documentation for Software furnished by Seller pursuant to this Agreement. Such Related Documentation will be that customarily provided by Seller to its Customers at no additional charge. Such Related Documentation shall be provided prior to, with, or shortly after provision of Software by Seller to Customer. Additional copies of the Related Documentation are available at prices set forth in the Customer Price List.

3.8  SOFTWARE WARRANTY:

(a)  Seller warrants to Customer only that:

      (i) Software developed by Seller will, upon shipment, be free from those defects which materially affect performance in accordance with Seller's specifications or other agreed upon specifications referenced in the order and Seller further warrants that it has the right to grant the licenses to Use Software it grants under this Agreement; and

     (ii) With respect to Software not covered in paragraph (a), sub-paragraph (i), Seller to the extent permitted, does hereby assign to Customer the warranties given to Seller by its supplier of such Software.

(b) The Warranty Periods listed below are applicable to Software developed by Seller, the Related Documentation developed by Seller and associated with such Software, and the medium on which such Software is recorded, unless otherwise stated.

             Software                                  Warranty Period
             --------                                  ---------------
     -Network Wireless Systems,
      including Software Updates                          24 Months
     -Transmission Systems                                 3 Months
     -Quality Management Tools                             3 Months
     -All Other                                            3 Months


                     Lucent Technologies Inc. Proprietary

     The Warranty Period for media and Related Documentation shall commence on the same date as commences the Warranty Period for their associated Software. The Warranty Period for Network Wireless System Software (including any prior Software Update issued to Customer in respect thereto) expires upon installation of any subsequent Software Update or Software Generic Release for such Software (or Software Update).

(c) If, under normal and proper use during the applicable Warranty Period, Software covered in paragraph (a), subparagraph (i) proves to have a defect, which materially affects its performance in accordance with the specifications referenced in the order, and Customer notifies Seller in writing of such defect promptly after Customer discovers or should have discovered such defect and follows Seller's instructions, if any, regarding return of defective Software, Seller shall at its option, attempt first to either correct or replace such Software without charge or if correction or replacement is not feasible, provide a refund or credit based on the original license fee.

(d) Software returned for correction or replacement will be accepted by Seller only in accordance with its instructions and procedures for such returns. The transportation expense associated with returning such Software to Seller shall be borne by Customer. Seller shall pay the costs of transportation of the corrected or replacing Software to the destination designated by Customer within the Territory.

(e) If Seller determines that Software for which warranty Service is claimed is not defective or nonconforming, Customer shall pay Seller's costs of handling, inspecting, testing and transporting and, if applicable, traveling and related expenses.

(f) Seller makes no warranty with respect to defective conditions or nonconformities resulting from the following: modifications, misuse, neglect, or accident; events outside Seller's control; installation, use or maintenance in a manner not in accordance with Seller's specifications, operating instructions, or license-to-use; or failure of Customer to apply previously applicable Seller modifications and corrections. In addition, Seller makes no warranty with respect to defects related to Customer's data base errors. Moreover, no warranty is made that Software will run uninterrupted or error free.

(g) THE FOREGOING SOFTWARE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO CORRECT, REPLACE, CREDIT, OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.


                     Lucent Technologies Inc. Proprietary

3.9  CANCELLATION OF LICENSE:

     If Customer falls to comply with any of the material terms and conditions of this Agreement and such failure continues beyond ten (10) days after receipt of written notice thereof by Customer, Seller, upon written notice to Customer, may cancel any affected license for Licensed Materials.

3.10 TAXES APPLICABLE TO SOFTWARE:

     Notwithstanding clause TAXES in Article I of this Agreement, Seller shall not bill, collect, or remit any state or local sales or use tax with respect to the license of Software under this Agreement, or with respect to the performance of Services related to such software, which Customer represents to Seller is not properly due under Customer's interpretation of the law of the taxing jurisdiction, if (1) Customer submits to Seller a written explanation of the authorities upon which Customer bases its position that the license or performance of Services is not subject to sales or use tax, and (2) Seller agrees that there is authority for Customer's position, provided, however, that Customer shall hold Seller harmless for all costs and expenses (including, but not limited to, taxes and related charges payable under clause TAXES, and attorney's fees) arising from the assertion by a taxing authority that the license of, or the performance of Services with respect to, the Software was subject to state or local sales or use tax.

                  4.  ARTICLE IV PROVISIONS APPLICABLE TO
               ENGINEERING,INSTALLATION, AND OTHER SERVICES

4.1  GENERAL:

     The provisions of this Article IV shall be applicable to the furnishing by Seller of Services other than Services furnished pursuant to any other Article of this Agreement.

4.2  ACCEPTANCE OF Installation:

     At reasonable times during the course of Seller's installation, Customer, at its request may, or upon Seller's request shall, inspect completed portions of such installation. Upon Seller's further request, and upon sufficient notice to Customer, Customer shall observe Seller's testing of the Product being installed to determine that such testing and the test results are in accordance with Seller's acceptance standards or acceptance procedures. The job shall be considered complete and ready for acceptance by Customer when the Product has been installed and tested by Seller in accordance with its standard procedures, and Seller represents such Product to be in working order. Upon completion of the installation, Seller will submit to Customer a notice of completion. Where Seller's installation relates to an Initial System, separate notices of completion shall be issued for (i) the MSC, (ii) each cell site, and (iii) the Initial System as a whole.


                     Lucent Technologies Inc. Proprietary

     Customer shall promptly make final inspection of substantial conformance with Seller's specifications and do everything necessary to expedite acceptance of the job. Seller will promptly correct any defects for which it is responsible. The job will be considered as fully accepted unless Seller receives notification to the contrary within thirty (30) days after submitting the notice of completion. Not withstanding the foregoing, if Customer places the Products and/or Licensed Materials into service, such action will constitute Customer's acceptance.

4.3   CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON CUSTOMER'S
      SITE:

4.3.1 ITEMS PROVIDED BY CUSTOMER

     Except as the parties may have otherwise agreed for Turnkey Services, as set forth in this Agreement or in other agreements of the parties, Customer will be responsible for furnishing the following items (as required by the conditions of the particular installation or other on-site Service, hereinafter collectively referred to as the "Service") at no charge to Seller and these items will not be included in Seller's price for the Service. Seller's representative shall have the right to inspect the site prior to Service start date. Should Customer fail to furnish any of such items for which it is responsible after Seller provides Customer notice, Seller may furnish such items and charge Customer for then in addition to the prices otherwise charged by Seller for the Service.

     REGULATORY COMMISSION APPROVALS--Prior to Service start date, obtain such approvals, licenses, permits, tariffs and/or other authorities from the Federal Communications Commission and state and local public utilities commissions as may be necessary for construction and operation of a cellular mobile radio telephone system.

     EASEMENTS, PERMITS AND RIGHTS-OF-WAY--Prior to Service start date, provide all rights-of-way, easements, licenses to come upon land to perform the Service, permits and authority for installation of Products and other items; permits for opening sidewalks, streets, alleys, and highways; and construction and building permits.

     ACCESS TO BUILDING AND WORK SITE--Allow employees of Seller and it subcontractors free access to premises and facilities at all hours during the scheduled Service or at such other times as are requested by Seller.
Customer shall obtain for Seller's and its subcontractors' employees any necessary identification and clearance credentials to enable Seller and its subcontractors to have access to the work site.

     ENVIRONMENTAL CONDITIONS--When Customer provides or arranges for a third party to provide MSC and/or cell site structures, Customer shall prior to Service start date:

     a. Insure that the MSC and/or cell site structures are in a structurally safe and sound condition to properly house the materials to be installed, in accordance with weight, strength, and structural requirements specified by Seller. No later than the date Customer places its order, Customer shall provide Seller a certificate of a duly licensed architect or engineer (dated no sooner than ninety
        (90) days prior to furnishing such certificate to Seller) stating that the site(s) meets such requirements;


                     Lucent Technologies Inc. Proprietary

     b. Take such action as may be necessary to insure that the premises will be dry and free from dust and Hazardous Materials, including but not limited to asbestos, and in such condition as not to be injurious to Seller's or its subcontractors' employees or to the materials to be installed. Prior to commencement of the Services and during the performance of the Service, Customer shall, if requested by Seller, provide Seller with sufficient data to assist Seller's supplier in evaluating the environmental conditions at the work site (including the presence of Hazardous Materials). The price quoted by Seller's supplier for the Service does not include the cost of removal or disposal of the Hazardous Materials from the work site. Customer is responsible for removing and disposing of the Hazardous Materials, including but not limited to asbestos, prior to commencement of the Service.

     SENSITIVE EQUIPMENT--Prior to commencement of the Service, inform Seller of the presence of any sensitive equipment at the work site (e.g., equipment sensitive to static electricity or light).

     REPAIRS TO BUILDINGS--Prior to Service start date, make such alterations and repairs as are necessary for proper installation of items to be installed.

     BUILDING READINESS--Prior to Service start date, provide hoisting and hauling services, furnish suitable openings in buildings to allow the items to be installed to be placed in position, and provide necessary openings and ducts for cable and conductors in floors and walls as designated on engineering drawings furnished by Seller.

     SURVEYS--Prior to Service start date furnish surveys (describing the physical characteristics, legal limitations and utility locations for the work site) and a legal description of the site.

     ELECTRICAL CURRENT, HEAT, LIGHT AND WATER--Provide electric current for charging storage batteries and for any other necessary purposes with suitable terminals where work is to be performed; provide temperature control and general illumination (regular and emergency) in rooms in which work is to be performed or Products or other items stored, equivalent to that ordinarily furnished for similar purposes in a working office; provide exit lights; provide water and other necessary utilities for the proper execution of the Service.

     CELLULAR SYSTEM UTILITY REQUIREMENTS--Negotiate with the power and telephone companies for installation of the power and telephone facilities necessary to proper operation of the Products and/or other items being installed. The type and quantity of such facilities shall be subject to Seller's reasonable approval. Customer shall have the telephone company provide, place, install, extend and terminate telephone facilities into the MSC and cell sites; line up and test the telephone company facilities outside and inside the MSC and cell sites; and provide to Seller copies of the test results prior to Seller's commencing integration testing of the MSC with each cell site.

     MATERIAL FURNISHED BY CUSTOMER--New or used material furnished by Customer shall be in such condition that it requires no repair and no adjustment or test effort in excess of that normal for new equipment. Customer assumes all responsibility for the proper functioning of such material. Customer shall also provide the necessary information for Seller to properly install such material.

     FURNITURE--provide and install all furniture.


                     Lucent Technologies Inc. Proprietary

     FLOOR SPACE AND STORAGE FACILITIES--Provide, during progress of the Service, suitable and easily accessible floor space and storage facilities (a) to permit storing major items of Products and other material closely adjacent to where they will be used, (b) for administrative and luncheon purposes, (c) for Seller's and its subcontractors' employees' personal effects, and (d) for tools and property of Seller and its subcontractors. Where the Service is to be performed outside of a building or in a building under construction, Customer shall, in addition to the above requirements, as appropriate, permit or secure permission for Seller and its subcontractors to maintain at the work site, storage facilities (such as trailers) for Products, materials and other items and for tools and equipment needed to complete the Service.

     WATCH SERVICE--For MSCs, provide normal security (for cell sites, commercial alarms) necessary to prevent admission of unauthorized persons to building and other areas where installation Service is performed and to prevent unauthorized removal of the Products and other items. Seller will inform Customer as to which storage facilities at the work site Seller will keep locked; such storage facilities will remain closed to Customer's surveillance.

     USE OF AVAILABLE TESTING EQUIPMENT--Customer shall make available to
Seller: (1) the maintenance test facilities which are imbedded in equipment to which the Product or other item being installed will be connected or added, and (2) meters, test sets, and other portable apparatus that is unique to the item being installed. Seller's use of such test equipment shall not interfere with the Customer's normal equipment maintenance functions.

     HAZARDOUS MATERIALS CLEANUP--At the conclusion of the Service, Customer shall be responsible for the cleanup, removal, and proper disposal of all Hazardous Materials present at Customer's premises.

     ACCESS TO EXISTING FACILITIES--Customer shall permit Seller reasonable use of such portions of the existing plant or equipment as are necessary for the proper completion of such tests as require coordination with existing facilities. Such use shall not interfere with the Customer's normal maintenance of equipment.

     GROUNDS--Customer shall provide access to suitable and isolated building ground as required for Seller's standard grounding of equipment. Where installation is outside or in a building under construction, Customer shall also furnish lightning protection ground.

     REQUIREMENTS FOR CUSTOMER DESIGNED CIRCUITS--Customer shall furnish information covering the proper test and readjust requirements for apparatus and requirements for circuit performance associated with circuits designed by Customer or standard circuits modified by Customer's drawings.

     THROUGH TESTS AND TRUNK TESTS--Customer shall make required through tests and trunk tests to other offices after Seller provides its notice of completion or notice of advanced turnover.

4.3.2 ITEMS TO BE FURNISHED BY SELLER

     The following items will be furnished by Seller (if required by the conditions of the particular Service) and the price thereof is included in Seller's price for Service:

                    Lucent Technologies Inc. Proprietary

     PROTECTION OF EQUIPMENT AND BUILDING--Seller shall provide protection for Customer's equipment and buildings during the performance of the Service and in accordance with Seller's standard practices.

     METHOD OF PROCEDURE--Seller shall prepare a detailed Method of Procedure ("MOP") before starting work on live equipment. Customer shall review the MOP and any requested changes shall be negotiated. Customer shall give Seller written acceptance of the MOP prior to start of the work.

     THE FOLLOWING ITEMS WILL BE FURNISHED BY SELLER IF REQUESTED BY CUSTOMER, BUT CUSTOMER WILL BE BILLED AND SHALL PAY FOR THEM IN ADDITION TO SELLER'S STANDARD OR FIRM QUOTED PRICE FOR THE SERVICES:

     PROTECTION OF BUILDINGS AND EQUIPMENT--Seller may provide protection of buildings and equipment in accordance with special practices of Customer differing from Seller's standard practices.

     MAINTENANCE--Maintenance of Products, Software and other items from completion of installation until date of acceptance.

     LOCALLY PURCHASED ITEMS--Purchase of items indicated by Seller's specifications as needing to be purchased locally.

     READJUSTING APPARATUS--Seller may provide readjustment (in excess of that normally required on new apparatus) of apparatus associated with relocated or rewired circuits.

     CROSS-CONNECTIONS (OTHER THAN TO OUTSIDE CABLE TERMINATIONS)--Seller may run or rerun permanent cross-connections in accordance with revised cross-connection lists furnished by Customer.

     HANDLING, PACKING, TRANSPORTATION AND DISPOSITION OF REMOVED AND SURPLUS CUSTOMER EQUIPMENT--Seller may pack, transport, and dispose of surplus and removed Customer equipment as agreed by the parties.

     PREMIUM TIME ALLOWANCES AND NIGHT SHIFT BONUSES--Seller may have its Services personnel work premium time and night shifts to the extent that Seller may deem such to be necessary to effect the required coordination of installing and testing operations or other Services because of Customer's requirements.

     EMERGENCY LIGHTING SYSTEM--Seller may provide new emergency lighting system (other than the original ceiling mounted stumble lighting) to satisfy illumination and safety needs of Products of certain heights.

4.4  WORK DONE BY OTHERS:

                    Lucent Technologies Inc. Proprietary

     Work done at the site by Customer or its other vendors or contractors shall not interfere with Seller's performance of the installation or other Services. If Customer or its other vendors or contractors fail to timely complete the site readiness or if Customer's or its other vendors or contractors' work interferes with Seller's performance, the scheduled completion date of Seller's Services under this agreement shall be extended as necessary to compensate for such delay or interference.

4.5  SERVICES WARRANTIES:

(a) Seller warrants to Customer only, that Services will be performed in a careful and workmanlike manner and in accordance with Seller's specifications or those referenced in the order and with accepted practices in the community in which such Services are performed, using material free from defects except where such material is specified or provided by Customer. If Services prove to be not so performed and if Customer notifies Seller, with respect to engineering, installation, or repair Services, within a six (6) month period commencing on the date of completion of the Service, and with respect to other Services, as identified by Seller in writing, Seller, at its option, either will correct the defective or nonconforming Service or render a full or prorated refund or credit based on the original charge for the Services.

(b) Where Seller performs engineering or installation Services as part of a combined engineering, furnishing, and installation order, the six (6) month period referenced above shall commence on completion of the installation Service.

(c) THE FOREGOING SERVICES WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO MARK CORRECTIONS OR GIVE A CREDIT OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

                5.  ARTICLE V ENTIRE AGREEMENT AND EXECUTION

5.1  ENTIRE AGREEMENT:

     The terms and conditions contained in this Agreement, including Attachments A & B, any subordinate agreements, and orders accepted pursuant to this Agreement or any subordinate agreement supersede all prior oral or written understandings between the parties with respect to the subject matter thereof and constitute the entire agreement of the parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both parties.

                    Lucent Technologies Inc. Proprietary

                                  ATTACHMENT A


Confidential information omitted and filed separately with the Securities and Exchange Commission.

                                  ATTACHMENT B


Confidential information omitted and filed separately with the Securities and Exchange Commission.

                                  ATTACHMENT C


Confidential information omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) indicated.

DOBSON CELLULAR SYSTEMS                 LUCENT TECHNOLOGIES INC.


By: /s/ G. Edward Evans                 By: /s/ Doris Jean Head
   ----------------------------            ----------------------------
Typed Name: G. Edward Evans             Typed Name: Doris Jean Head
           --------------------                    --------------------
Title: President and Chief              Title: Sales Vice President
      -------------------------               --------------------------
       Operating Officer
      -------------------------
Date  1/23/98                           Date:  1/13/98
     --------------------------              --------------------------








                    Lucent Technologies Inc. Proprietary
                                     32